Exhibit 99.1

FOR IMMEDIATE RELEASE:Ref: 23-09

TopBuild to Acquire Best Insulation

Residential Insulation Installer

$100 Million Annual Revenue

Expands Presence in Multiple High Growth Regions

DAYTONA BEACH, FL – July 11, 2023 — TopBuild Corp. (NYSE:BLD) a leading installer and distributor of insulation and building material products to the construction industry in the United States and Canada, has entered into an agreement to acquire all of the assets of Best Insulation, a residential insulation installer serving the Texas markets of Austin, San Antonio, and Houston, the Arizona markets of Phoenix and Tucson as well as the cities of  Nashville, Tennessee and Tampa and Lakeland, Florida. Best Insulation generated approximately $100 million in revenue for the trailing twelve months ending April 30, 2023. The transaction is expected to close within seven business days.

Robert Buck, President and CEO of TopBuild, noted, “Best Insulation is an outstanding addition to our Installation business with a strong customer base and an experienced team of over 200 installers.  Best Insulation’s markets are in high growth regions in the southeast and southwest and its primary product offering is spray foam.  Travis Lafayette, the President of Best Insulation, will join TopBuild and focus on the continued growth of our business in the regions Best Insulation serves.”

Upon the closing of the Best Insulation transaction, TopBuild will have announced two acquisitions in 2023 with combined annual revenues totaling approximately $162 million.

About TopBuild

TopBuild Corp., headquartered in Daytona Beach, Florida, is a leading installer and specialty distributor of insulation and related building material products to the construction industry in the United States and Canada.  We provide insulation installation services nationwide through our Installation segment which has approximately 235 branches located across the United States. We distribute building and mechanical insulation, insulation accessories and other building product materials for the residential, commercial, and industrial end markets through our Specialty Distribution business.  Our Specialty Distribution network encompasses approximately 180 branches.  To learn more about TopBuild please visit our website at www.topbuild.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and our plan to repurchase our common stock under stock repurchase transactions. These forward-looking statements can be identified by words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “may,” “project,” “estimate” or “intend,” the negative of these terms, and similar references to future periods.  These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements.  Our forward-looking statements contained herein speak only as of the date of this press release.  Factors or events that we cannot predict, including those described in the risk factors contained in our filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements.  Although TopBuild believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com

386-763-8801